STANDARDS OF CONDUCT AND CODE OF ETHICS

I.	Overview

These Standards of Conduct (Standards) and Code of Ethics (Code) have been adopted by Mairs & Power, Inc. (M&P) and the Mairs & Power Funds Trust (Funds) to guide Employees and Trustees of the Funds (Trustees) to embrace M&P’s Mission, Vision and Values through their conduct, in accordance with general business, fiduciary, and legal principles and to satisfy certain regulatory requirements discussed below.

Although M&P believes that personal investment and other activities by Employees should not be prohibited or discouraged, the nature of M&P’s fiduciary obligations to the Funds and separately managed account clients (collectively, Clients) necessarily requires certain disclosures with respect to, and results in some restrictions on, the activities of Employees. In addition, certain provisions of these Standards and Code also apply to Trustees. These Standards and Code cover a broad range of business practices. They do not cover every issue that may arise, or every law that must be complied with, but they set out basic principles to guide all Trustees and Employees in the conduct of the business of M&P and the Funds. Employees and Trustees are expected to abide by the spirit of the Standards and the Code and the principles articulated herein and to seek to avoid even the appearance of improper behavior.

The Advisers Act imposes a fiduciary duty on all investment advisers, including M&P. As a fiduciary, M&P has a duty to act solely in the best interests of each of its Clients, including the Funds. Trustees of the Funds are fiduciaries to the Funds and their shareholders. Fiduciaries owe their clients a duty of care, loyalty, honesty, good faith and fair dealing. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Employees and Trustees. This fiduciary duty compels all Employees and Trustees to act with the utmost integrity in all dealings with Clients. This fiduciary duty is the core principle underlying these Standards and Code and represents the expected basis of all dealings with Clients. We will provide all Employees with a copy of these Standards and Code and all amendments.

II.	Standards of Conduct

In connection with these expectations, M&P and the Funds have established the following core principles of conduct. While the following principles are not all-encompassing, they are consistent with M&P and the Funds’ culture of openness, honesty and integrity:

•	In conducting business activities on behalf of M&P, Employees and Trustees must, at all times:

◦	Act with integrity, competence and dignity, adhere to the highest ethical standards, and deal fairly with and act in the best interests of the Funds and Clients;

◦	Comply with applicable Federal Securities Laws; and

◦
Promptly disclose to the Chief Compliance Officer (CCO) or Fund counsel, in the case of Trustees, any circumstances that create an actual or potential conflict with the interests of Clients, including, but not limited to, violations of the Federal Securities Laws or failures to comply with M&P policies and procedures;

•	The interests of Clients and the Funds’ shareholders should be placed ahead of those of all others;

•	Employees and Trustees should not take inappropriate advantage of their position with M&P or the Funds (as applicable);

•
All personal securities transactions in Covered Securities must be conducted in a manner consistent with these Standards to avoid any actual or potential conflicts of interest with the investment activities undertaken for clients with respect to which M&P has investment discretion, including the Funds and Clients, and to avoid any abuse of position of trust and responsibility with respect thereto;

•
Diligence and care must be taken in maintaining and protecting non-public, confidential information concerning Clients and the Funds’ shareholders and information considered confidential or proprietary to M&P and the Funds, including but not limited to, information regarding investment transactions made or being considered or any non-public portfolio holding information of any Funds or Clients;

•
At no time may any Employee or Trustee engage in any conduct or activity that operates or would operate as a fraud or deceit on M&P, the Funds, or Clients or make any untrue statement or fail to make a statement that could be misleading in a material way;

•
M&P prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities, including trading activity for Client or personal accounts intended to manipulate securities markets. This prohibition includes the intentional creation or spreading of false information or rumors intended to affect securities prices, or other potentially manipulative conduct. If an Employee has any questions about whether the Employee is in possession of such false information and how to proceed, the Employee must consult with the CCO.

•	M&P and the Funds will strive to foster a healthy culture of compliance.
Questions concerning this policy should be directed to the CCO.

III.	Definitions

For definitions of capitalized terms, please refer to Exhibit A Terms and Definitions.

IV.	Code of Ethics

a.	Introduction
Rule 17j-1 of the Investment Company Act of 1940, as amended (the 1940 Act) requires that an investment company, as well as its investment adviser and principal underwriter, adopt a written code of ethics containing provisions reasonably necessary to prevent their Access Persons from engaging in any fraudulent or unlawful personal trading activity. The 1940 Act further requires an investment company to disclose in its registration statement certain information about its code of ethics and to file a copy as an exhibit.

Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the Advisers Act), requires each investment adviser registered with the Securities and Exchange Commission to adopt a written code of ethics containing provisions reasonably necessary to reflect an adviser’s fiduciary obligations to its clients and to ensure its Access Persons comply with applicable Federal Securities Laws.

The Funds’ Board of Trustees (Funds Board) must approve any material change to the Code within six months after adoption of such material change. The Funds Board must base its approval of the Code, and any material changes to the Code, on a determination that the Code contains provisions reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the provisions of the 1940 Act. Before approving the Code and any material amendment to the Code, the Funds Board must receive a certification from M&P and the Funds that each has adopted procedures reasonably designed to prevent Access Persons from violating the Code.

b.	Administration of the Code of Ethics
M&P utilizes a third party vendor, BasisCode Compliance (the “Reporting System”), to assist in its administration of the Code. The Reporting System must be used by Access Persons to submit all required reports as requested by the CCO and to request preclearance of securities transactions.
Any person with the authority to approve any transaction or exemption under the Personal Trading Policy (each, an “Authorized Person”) may not approve any transaction or exemption involving themselves or their related accounts and must have another Authorized Person approve their transactions and exemptions.

c.	Conflicts of Interest
Compliance with one’s fiduciary duty requires striving to avoid conflicts of interest and, where that is not possible, fully disclosing all material facts concerning any conflict that does arise with respect to any Client. A conflict of interest exists when a person’s private interests interferes or appears to interfere with the interests of a Client. A conflict of interest may also arise when M&P or an Employee has a reason to favor the interests of one Client over those of another Client. All Employees and Trustees must strive to avoid the existence or appearance of a conflict of interest. A conflict of interest may arise in a number of situations, as discussed in detail throughout this Policy.
Conflicts are subject to periodic reporting and/or prior approval. Employees and other individuals as determined by the CCO are required to complete a Conflicts of Interest Certification at the time of hire and annually thereafter. Contact the CCO if you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict.

d.	Reporting to the Funds’ Board of Trustees
The CCO will provide a quarterly report to the Funds’ Board which identifies any violations that required remedial action during the past quarter.
At least annually, the CCO, on behalf of M&P and the Funds, will prepare a written report for consideration by the Funds’ Board that:

i.
Describes any issues arising under the Code or procedures since the last report to the Funds’ Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

ii.	Certifies that M&P and the Funds have adopted procedures reasonably designed to prevent Access Persons from violating the Code.

e.	Trading Guidelines
Personal trading raises the potential for conflicts of interests that interfere or could appear to interfere with the interests of a Client. Access Persons must conduct all Personal Transactions in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of the Access Person’s position of trust and responsibility.

i.	Personal Trading Restrictions
The provisions of Section II(e)(i) apply to the Personal Transactions of all Access Persons, except Access Persons who are Independent Trustees.

a.	Preclearance Requirement
No Access Person may act in such a way as to benefit from the knowledge that an Investment Manager has taken or is considering taking on an investment position in a security. Unless the transaction is exempt as provided in Section II(e)(iii), every Personal Transaction in a Covered Security, including transactions in private placement securities, initial public offerings (IPOs) and other Limited Offerings, by an Access Person must be pre-approved by the CCO or his/her designee.

Requests seeking permission to engage in a Personal Transaction should normally by submitted through the Reporting System. As necessary, the CCO or his/her designee will obtain additional approvals from Investment Managers. Investment Managers, the CCO, or the CCO’s designee may deny a request for any reason deemed appropriate. The pre-clearance authorization is effective until the close of business on the day the pre-clearance request is approved, unless extended or revoked at the discretion of the CCO or his/her designee.

b.	Blackout Periods
Unless the transaction is exempt under the Code, no Access Person may (i) execute a Personal Transaction when M&P has a pending buy or sell order in that same security; (ii) execute a Personal Transaction within 3 calendar days before or after a trade is executed on behalf of any Client, or (iii) execute a Personal Transaction when the security has been included on M&P’s Recommended List or Holdings Watchlist (collectively defined as “Blackout Periods”).

Blackout Periods will be determined relative to the day on which transactions of the Clients are effected. In the event of a violation of these provisions, if the violation results from a Personal Transaction that can be reversed prior to settlement, such transaction must be reversed with any costs being borne by the Access Person. If reversal is not practical or possible, then the security must be sold and any profit realized from the transaction will be disgorged to a 501(c)(3) tax exempt organization selected by the Compliance Committee.

Exception to Blackout Period – Highly Liquid Securities
Personal Transactions in stocks (and in convertible preferred stocks convertible into such common stocks) of companies with market capitalizations of $10 billion or more at the time or purchase or sale and where the Access Person’s aggregate personal securities transactions for the day amount to $25,000 or less are not subject to the Blackout Periods. These stocks are believed to be sufficiently liquid and actively traded such that Personal Transactions or transactions undertaken for Clients are unlikely to have any significant impact on the market price of such stocks. To eliminate the appearance that Covered Persons are favoring themselves over Clients, this exception is not available for securities that are included on the M&P’s Recommended List or Holdings Watchlist. Because options and other derivatives may involve leverage that magnifies the effect of even small price changes in the underlying stock, Personal Transactions in options and other derivatives remain subject to such Blackout Periods.

ii.	Ban on Short-term Trading Profits
Access Persons are prohibited from profiting in the purchase and sale, or the sale and purchase, of the same or equivalent securities within 60 calendar days. Exceptions to the 60-day ban may be granted on a case-by-case basis by the CCO.

iii.	Exempt Transactions
The following transactions are exempt from the pre-clearance requirements and other provisions of Section II(e)(i), but the reporting and disclosure requirements of Section II(f) continue to apply:

a.	Non-discretionary transactions

Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person: (a) unrelated to the Access Person; (b) whom the Access Person does not, in fact, influence or control; and (c) with whom the Access Person does not confer or otherwise participate in connection with the purchase and sale of securities in the account.

Note: Any Registered Investment Adviser arrangement by an Access Person must be pre-approved by the CCO before the Access Person may rely upon this exemption. For this purpose, transactions effected under an investment advisory account agreement are not eligible for this exemption unless the agreement contains an express delegation of investment discretion.

b.	Purchases or sales of Exchange-Traded Funds (ETFs), options or futures on ETFs;

c.
Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions;

d.
Transactions pursuant to an Automatic Investment Plan (AIP), defined as a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan and employer contributions to retirement plans.

e.	Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities.

f.	Reporting and Disclosure Requirements
The Compliance Department will notify each Access Person (either through an email from the Reporting System or the corporate email system) of the date by which the required holdings and transaction disclosures must be completed. Access Persons do not need to file reports for accounts maintained at Approved Brokers as holdings and transactions information for such accounts is transmitted by data feeds to the Reporting System. To the extent an Access Person has transactions and holdings in reportable securities (Covered Securities and exempt transactions and holdings as described in Section III(e)(iii) which are not transmitted on a data feed) that are held in accounts other than accounts maintained at Approved Brokers, the Access Person must manually record all required information in the Reporting System, including the name of the broker, dealer or bank with whom the Access Person maintains the account. Exceptions to the following reporting requirements include open-end mutual funds (but not including the Funds) held directly at a transfer agent and other accounts where the Access Person does not have any direct or indirect influence or control. These general requirements apply to each type of report described here:

i.	Initial and Annual Holdings Report
All Access Persons must disclose within 10 days of becoming an Access Person and annually thereafter a dated report consisting of all Covered Securities Beneficially Owned in such Access Person’s accounts, including the title and type of the security, the exchange ticker symbol or CUSIP number, the number of shares and/or principal amount of the holding. The holdings must be current as of a date not more than 45 days prior to the person becoming an Access Person (initial report) or the date the disclosure is submitted (annual report).

ii.	Quarterly Transactions Reports
All Access Persons must disclose all Personal Transactions in Covered Securities on a dated report, including the date of the transaction, the title and type of the security, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares or the principal amount, the nature of the transaction, the price received, and the name of the broker, dealer or bank through which the transaction was effected within 30 days after the end of each calendar quarter.

iii.	Investment/Brokerage Account Reports
Each Access Person must report all investment accounts in which an Access Person is a Beneficial Owner or has discretion or full or limited trading authorization within 10 days after the person becomes an Access Person. With respect to new accounts, Access Persons must also report all new investment accounts established within 10 days after the account is opened.

iv.	Reporting by Independent Trustees
Independent Trustees are exempt from all personal trading, pre-clearance and reporting requirements except where the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as Trustee, should have known that, during the 15-day period immediately before or after the date of the Personal Transaction by the Trustee, such security was purchased or sold by the Funds. All such transactions must be reported to and monitored by the CCO.

v.	Insider Trading and Protection of Non-Public Information.
Access Persons are subject to M&P’s Insider Trading Policy. In addition, all Access Persons and Trustees are prohibited from purchasing or selling any security while in the possession of material nonpublic information about the issuer of the security, and from communicating to third parties any such material nonpublic information. Access Persons and Trustees are further prohibited from using or disclosing any nonpublic information relating to the Funds or other Clients, or any nonpublic information relating to the business or operations of M&P, unless properly authorized to do so. Access
Persons must adhere to the Funds’ portfolio disclosure holding policies.
Access Persons and Trustees are prohibited from purchasing or selling Fund shares based on material, non-public information. To avoid any potential problems, Access Persons and Trustees should always consult the CCO before trading if they believe they have any material non-public information with respect to the Funds. The CCO may place trading restrictions on the Funds with respect to Access Persons until public disclosure of a material event has occurred.

V.	Gifts and Entertainment

a.	Policy

In order to reduce the possibility of an actual or apparent conflict of interest, Access Persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision making or suggest that they are obligated to favor any particular person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making.

i.	Gifts
Employees, with the exception of those who are registered representatives of the Funds’ distributor (Registered Reps), are prohibited from giving or receiving (i) cash or cash equivalents of any amount and (ii) any gift of more than $250 per calendar year to or from any person or entity doing business with M&P or with which M&P seeks to do business, except as set forth in Section C below with respect to Employee Retirement Income Security Act of 1974, as amended (ERISA) (collectively, “ERISA Accounts”). Registered Reps are prohibited from giving or receiving (i) any cash or cash equivalent of any amount and (ii) any gift of more than $100, excluding de minimis items, per calendar year except as set forth in Section IV(b) below with respect to ERISA Accounts.

ii.	Entertainment
Customary business entertainment is not considered a gift so long as it is considered business related (i.e. if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which employees and, if appropriate, their guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, golf greens fees, an invitation to a reception or cocktail party, or comparable entertainment.

Occasionally, Employees are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by M&P. However, if appropriate, and with the CCO’s approval, you may accept travel related amenities if the costs are considered insubstantial and are not readily ascertainable.

b.	Reporting
All gifts or entertainment given or received where (i) the value is greater than $100 or (ii) that is of any value but was given to or received from an ERISA Account must be reported quarterly to the CCO. The CCO will keep a log of all gifts and entertainment reported. Registered Reps must also comply with the distributor’s reporting requirements.
ERISA Accounts
Employees and Registered Reps are subject to additional limitations on accepting and giving gifts and business entertainment from and to any person or entity doing business with M&P or with which M&P seeks to do business that is subject to Department of Labor (DOL) oversight, such as qualified accounts under ERISA, an account of a “Plan”, or non-ERISA government plans. The CCO is responsible for determining the regulatorily-accepted standards for limiting the value of gifts and business entertainment (including business meals) in connection with ERISA Accounts, as applicable from time to time, and ensuring that such limits are followed with all prospective and existing ERISA Account.
Therefore, all employees (including Registered Reps) must report all gifts or business entertainment given to or received from any person or entity that is associated with an ERISA Account. The CCO will track all gifts and entertainment received from or provided to ERISA Accounts, and will be responsible for any necessary reporting in connection with those gifts and entertainment, including to ERISA account fiduciaries and regulatory agencies.

VI.	Outside Activities Policy

a.	Outside Employment

Employees wishing to engage in outside employment must first seek approval from the CCO. The CCO will review the request to ensure such activity is not inconsistent with the interests of M&P, the Funds, and Clients. From time to time, the Employee may be asked to provide reports summarizing these activities. Employees are also expected to notify the CCO if any such activities terminate or materially change from what was approved.

b.	Service as a Director of a Public or Private Company

Any Employee wishing to serve as director, committee member, or other similar oversight role for an outside public company, private company or non-profit organization must first seek approval from the CCO. The CCO will review the request to ensure such service is not inconsistent with the interests of M&P, the Funds and Clients. Any service may be subject to procedures the CCO deems appropriate to prevent the misuse of material non-public information that may be acquired through board service, and other procedures or investment restrictions that may be required to prevent actual or potential conflicts of interest. These procedures will, at a minimum, require that such person be isolated from investment decisions with respect to securities issued by such company. From time to time, the Employee may be asked to provide reports summarizing this service. Employees are also expected to notify the CCO if any such service terminates or materially changes from what was approved.

Any Trustee who serves on a board of directors of a public company or other for-profit entity must notify the CCO prior to the time the service begins. From time to time, Trustees may serve on the board of directors of public companies in which the Funds or other Clients have an investment. Trustees are required to refrain from discussing such company or sharing any non-public information learned in the Trustee’s capacity as a director of another company with any Access Person. The CCO may impose additional restrictions on Access Persons and the Trustee in such a case to avoid the potential for a conflict of interest and to comply with any applicable regulatory requirements.

c.	Relative in Securities Business
Employees are required to immediately disclose to the CCO any spouse, significant other living in the same household, parent, sibling, or lineal descendant who is employed in the securities industry.

VII.	Charitable Contributions
Employees are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Employees are prohibited from solely considering M&P or the Funds’ current or anticipated business relationships as a factor in making charitable contributions. Any contributions made by M&P must be reviewed and approved by the CCO.

VIII.	Records Retention
The following records will be kept in accordance with this Code:

a.	All initial and annual holdings reports;

b.	All quarterly personal trading reports or broker confirmations/statements in lieu thereof;

c.	A copy of the Code currently in effect and any that have been in effect within the past five years;

d.	A record of any violation of the Code and of any action taken as a result of the violation;

e.	All written acknowledgements of the Code for each person who is currently, or within the past five years was, an Access Person;

f.	A list of persons who are currently, or within the past five years were, Access Persons and a list of persons who are or were responsible for reviewing reports made by Access Persons under the Code;

g.	All records documenting the annual review of the Code;

h.
All records of any request for pre-approval of investments and the responses thereto, including the reasons to support the decision to approve the acquisition by investment personnel of IPOs or Limited Offerings;

i.	Any other record or document created pursuant to the Code, including approvals and exceptions; and

j.	Any reports made to the Funds’ Board.

All such records will be maintained for the periods set forth in the applicable rules and kept in an easily accessible place for certain of such time periods.

IX.	Violations

Compliance with the Code is a condition of employment and a violation of its provisions may be cause for termination of employment. Other disciplinary actions may include warnings, disgorgement of profits, suspension of trading privileges, and reporting to the Mairs & Power, Inc. Board and the Funds’ Board. Whether to impose a sanction will be considered on a case-by-case basis and will be imposed based on the CCO’s discretion, which may include consultation with the Compliance Committee and/or the Chief Executive Officer. All Access Persons are required to certify annually that they have read, understand, and have complied with the Standards and Code.

Any violation or suspected violation of this Code (including any violation or suspected violation by another Trustee or Access Person) must be promptly reported to the CCO. Violations or suspected violations committed by the CCO must be reported to the CEO if a M&P matter or the Funds’ Audit Committee if a Funds matter. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and purchasing securities contrary to the Code. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately.

Access Persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by M&P or the Funds, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the Access Person reported such apparent violation in good faith. M&P and the Funds do not permit retaliation for good faith reports of suspected violations, and any such retaliation constitutes a violation of this Code.

X.	Exemptions
The CCO may grant limited exemptions to certain of the above requirements in his/her sole discretion, where the circumstances warrant and the CCO is satisfied that granting the exemption would not create a breach of the Federal Securities Laws, a breach of M&P’s fiduciary obligations or undue risk to M&P, the Funds and Clients. All exemptions granted by the CCO must be documented and maintained.
Exhibit A
Terms and Definitions

Definitions (as used within this policy):

1.
“Approved Broker” means custodian brokers that transmit securities transactions and holdings information through a data feed to the Reporting System. A current list of Approved Brokers is provided in Exhibit B. Additional brokers may be added to the list following request by the Access Person and approval by the CCO and/or designee.

2.	“Access Person” means:

a.	any Employee of M&P;

b.
any other person the CCO has determined to treat as an “Access Person” for purposes of this Code because s/he is involved in making securities recommendations to Clients or has access to non‑public information regarding (i) Client purchases or sales of securities, (ii) securities recommendations or (iii) portfolio holdings of the Funds; and

c.	any other person the CCO determines meets the definition of “Access Person” as set forth in Rule 204A-1 or Rule 17j-1, such as temporary employees or consultants.

3.
“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial ownership for purposes of Section 16 of that Act. Beneficial Ownership will be attributed to an Access Person with respect to transactions for: (i) a person’s own account; (ii) an account owned jointly with another person; (iii) an account in the person’s name as a guardian, executor or trustee; (iv) an account in which such person, his/her spouse, or his/her minor child residing in the same household has a direct or indirect interest; (v) an account of any other relative (e.g.) parents, in-laws, adult children, brothers, sisters, etc.) whose investments the person directs or controls whether or not the relative resides with the person, and (vi) an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.

4.
“Covered Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, common stock, preferred stock, exchange-traded funds (“ETFs”), closed-end investment companies, treasury security, debt securities and derivative instruments, including futures contracts, and option on futures contracts, relating to any stock, bond or index. Covered Securities also includes Limited Offerings (i.e. limited partnership interests and private placement common or preferred stocks or debt instruments), shares of the Funds, and municipal securities.

Covered Security does not include:

▪	Shares of open-end mutual funds (this does not include the Funds, including shares held in the M&P profit sharing plan, or ETFs, all of which are Covered Securities);

▪	Direct obligations of the United States Government;

▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

▪	Shares issued by any money market fund;

▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are the Funds; and

▪	Options/futures based on broad based indices, interest rates, Standard & Poors Depository Receipts, U.S. Treasury instruments, commodities, or currencies.

5.
“Independent Trustee” means a trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act and who would be required to provide reports pursuant to Rule 17j-1 solely by reason of being a trustee.

6.	“Employee” means any employee, officer or director of M&P.

7.
“Federal Securities Laws” means the Securities Act of 1933 (1933 Act), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

8.
“Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

9.
“Limited Offering,” including private placements, are defined as offerings that are exempt from registration pursuant to Section 4(a)(2) or Section 4(a)(5) under the 1933 Act, or Rule 504 or 506 under said Act.

10.
“Monetary interest” has the same meaning as pecuniary interest as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

11.	“Investment Manager” means the individual responsible for implementing an investment strategy in a client account and managing the portfolio trading.

12.	“Personal Transactions” means transactions in Covered Securities in which an Employee has direct or indirect Beneficial Ownership.”

Exhibit B
Approved Brokers

•	Charles Schwab

•	E*Trade

•	Fidelity

•	Morgan Stanley

•	Pershing

•	RBC Wealth Management

•	TD Ameritrade

•	UBS

•	U. S. Bank

•	Vanguard

•	Wells Fargo

1